 Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

Tandy International Corporation,

ITC Services, Inc.,

and

Grupo Gigante, S.A.B. de C.V.

December 15, 2008

ARTICLE 1	DEFINITIONS AND CONSTRUCTION	1

Section 1.1	Definitions	1
Section 1.2	Additional Defined Terms	4
Section 1.3	Construction	5

ARTICLE 2	THE TRANSACTION	5

Section 2.1	Sale and Purchase of the Shares	5
Section 2.2	Purchase Price	5
Section 2.3	Closing	6
Section 2.4	Closing Deliveries	6
Section 2.5	Inter-Company Account Agreements	7

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF THE SELLER	7

Section 3.1	Organization	8
Section 3.2	Authority and Enforceability	8
Section 3.3	No Conflict	8
Section 3.4	Ownership	8
Section 3.5	Seller Leases	8
Section 3.6	Legal Proceedings	8
Section 3.7	Brokers Fees	8
Section 3.8	Material Contracts	9

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF TICORP AND ITC	9

Section 4.1	Organization and Good Standing	9
Section 4.2	Authority and Enforceability	9
Section 4.3	No Conflict	9
Section 4.4	Legal Proceedings	9
Section 4.5	Brokers Fees	9
Section 4.6	Consents	9

ARTICLE 5	COVENANTS	10

Section 5.1	Operation of the Businesses of the Acquired Companies	10
Section 5.2	Consents and Filings; Reasonable Efforts.	10
Section 5.3	Confidentiality	11
Section 5.4	Public Announcements	11
Section 5.5	Non-Solicitation of Employees	12
Section 5.6	Banking Matters	12
Section 5.7	Further Actions; Transition Services	12

ARTICLE 6	CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE	12

Section 6.1	Conditions to the Obligation of the Purchaser	12
Section 6.2	Conditions to the Obligation of the Seller	13

ARTICLE 7	TERMINATION	13

Section 7.1	Termination Events	13
Section 7.2	Effect of Termination	14

ARTICLE 8	INDEMNIFICATION	14

Section 8.1	Indemnification by the Seller	14
Section 8.2	Indemnification by the Purchaser	14

i

Section 8.3	Claim Procedure	15
Section 8.4	Survival	15
Section 8.5	Limitations on Liability	16

ARTICLE 9	TAX MATTERS	16

Section 9.1	Liability and Indemnification for Taxes	16
Section 9.2	Tax De-Consolidation	17

ARTICLE 10	GENERAL PROVISIONS 17

Section 10.1	Notices	17
Section 10.2	Amendment	18
Section 10.3	Waiver and Remedies	18
Section 10.4	Entire Agreement	19
Section 10.5	Assignment, Successors and No Third Party Rights	19
Section 10.6	Severability	19
Section 10.7	Schedules	19
Section 10.8	Interpretation	19
Section 10.9	Expenses	19
Section 10.10	Governing Law	19
Section 10.11	Limitation on Liability	20
Section 10.12	Specific Performance	20
Section 10.13	Dispute Resolution	20
Section 10.14	No Joint Venture	21
Section 10.15	Counterparts	21
Section 10.16	Termination of Certain Agreements	21

ii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made as of December 15, 2008, by and among Tandy International Corporation, a Nevada corporation (“TICORP”), ITC Services, Inc., a Texas corporation (“ITC”; and collectively, with TICORP, the “Purchaser”), and Grupo Gigante, S.A.B. de C.V., a Mexican sociedad anónima bursátil de capital variable (the “Seller”).

RECITALS

Seller and TICORP are party to that certain Amended and Restated Joint Venture Agreement dated effective February 13, 2003 (the “JVA”) pursuant to which the Seller and Purchaser established and operate Radio Shack de México, S.A. de C.V., a Mexican sociedad anónima de capital variable (“RadioMex”).  Purchaser and Seller jointly own Logistic Answers, S.A. de C.V., a Mexican sociedad anónima de capital variable (“Logistic”) and Retail Answers, S.A. de C.V., a Mexican sociedad anónima de capital variable (“Retail”; and together with RadioMex and Logistic, the “Acquired Companies”).

The Seller owns approximately 50.0001% of the outstanding shares of capital stock of RadioMex (the “RadioMex Shares”), and approximately 50.20% of the outstanding shares of capital stock of each of Logistic (the “Logistic Shares”) and Retail (the “Retail Shares” and, together with the RadioMex Shares and the Logistic Shares, the “Shares”).

Purchaser desires to purchase from Seller, and Seller has agreed to sell to Purchaser, the RadioMex Shares, the Logistic Shares and the Retail Shares.

Accordingly, this Agreement contemplates the sale by the Seller to the Purchaser, and the purchase by the Purchaser from the Seller, of all of the Shares subject to and in accordance with the terms and conditions hereof.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

Section 1.1     Definitions.  For the purposes of this Agreement:

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in Texas or Mexico are closed either under applicable Law or action of any Governmental Authority.

“Confidential Information” means any information, in whatever form or medium, conspicuously marked as being of a confidential nature or otherwise by its nature commonly understood to be of a confidential nature, concerning the business or affairs of any Acquired Company or any Intellectual

Property of the Purchaser or its Affiliates licensed to or used by any of the Acquired Companies, but excluding (i) any information that is or has become publicly available through no fault of the recipient, (ii) any information that is established to have been known to the recipient prior to its disclosure to the recipient by the Purchaser or its Affiliates (including without limitation information that has been provided or licensed by recipient to any of the Acquired Companies), (iii) any information that is established to have been independently developed by the recipient, (iv) solely to the extent required for Seller to comply with applicable Law or in connection with a legal or administrative proceeding, the tax documents set forth on Schedule 1.1 hereto or required under Section 9.2, (v) solely to the extent required for Seller to comply with applicable Law or in connection with a legal or administrative proceeding, any financial statements of the Acquired Companies for the fiscal years from and including 1997 to and including 2008 and (vi) solely to the extent required for Seller to comply with applicable Law or in connection with a legal or administrative proceeding, any  minutes of any meeting of the board of directors of any of the Acquired Companies for the fiscal years from and including 1997 to and including 2008.

“Contract” means any written contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond or other instrument or consensual obligation that is legally binding.

“Credit Agreements” means, collectively, (i) the Pesos 60 million credit agreement dated December 21, 2005 among RadioMex, as borrower, Inverlat, as lender, and Seller, as guarantor and avalista, and (ii) the Pesos 70 million credit agreement dated July 5, 2006 among RadioMex, as borrower, Inverlat, as lender, and Seller as guarantor and avalista, each as amended and supplemented from time to time.

“Encumbrance” means any charge, claim, mortgage, encumbrance, pledge, security interest, or other lien other than (a) carrier’s, warehousemen’s, mechanic’s, materialmen’s and other similar liens with respect to amounts that are not yet due and payable or that are being contested in good faith, (b) liens for Taxes that are not yet due and payable or that are being contested in good faith, (c) liens securing rental payments under capital lease arrangements, (d) restrictions on the transferability of securities arising under applicable securities Laws, (e) restrictions arising under applicable zoning and other land use Laws that do not, individually or in the aggregate, have a material adverse effect on the present use or occupancy of the property subject thereto, (f) defects, easements, rights of way, restrictions, covenants, claims, subleases or similar items relating to real property that do not, individually or in the aggregate, have a material adverse effect on the present use or occupancy of the real property subject thereto, (g) matters which would be disclosed by an accurate survey or inspection of any land, buildings, improvements and fixtures erected thereon and all appurtenances related thereto, (h) matters of public record or (i) other charges, claims, mortgages, encumbrances, pledges, security interests or other liens that would not have a Material Adverse Effect.

“Governmental Authority” means any (a) federal, state, local, municipal, or other government of the United Mexican States, (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (c) multinational organization exercising judicial, legislative or regulatory power or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature of any federal, state, local, municipal, foreign or other government.

“Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, registration or other authorization issued or granted by any Governmental Authority.

“Hacienda” means the Secretaria de Hacienda y Crédito Publico (Ministry of Finance and Public Credit) of Mexico.

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in the following arising under Law: (a) patents and patent rights; (b) copyrights and copyright registrations; (c) trade names, trademarks and service marks and related registrations; and (d) trade secrets (including inventions, whether patentable or unpatentable and whether or not reduced to practice, manufacturing and production processes and techniques, research and development information, drawings, specifications and customer and supplier lists, to the extent any of the foregoing qualify as trade secrets under applicable Law).

“Inter-Company Account Agreements” means, collectively, (i) that certain Account Reciprocity Agreement (Convenio de Reciprocidad de Cuentas) dated October 1, 2006 between RadioMex and Seller and (ii) any other agreements relating to intercompany accounts payable, whether written or unwritten, between Seller and any of its Affiliates and any of the Acquired Companies.

“Inverlat” means ScotiaBank Inverlat, S.A., Sociedad de Banca Múltiple, Grupo Financiero ScotiaBank Inverlat.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Knowledge” means, (a) with respect to the Seller, the actual knowledge, without any obligation of independent investigation, of Francisco Pérez Lobato and Óscar Nájar Camejo, and (b) with respect to the Purchaser, the actual knowledge, without any obligation of independent investigation, of Martin Moad, James Gooch and Peter Whitsett.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance or code.

“Liability” means any liability or obligation, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due.

“Loss” means any direct and actual Liabilities, losses, damages, Judgments, fines, penalties, costs or expenses (including reasonable attorneys’ or other professional fees and expenses) but excluding any special, incidental, indirect, exemplary, punitive or consequential damages (including lost profits, loss of revenue or lost sales, or amounts calculated as a multiple of earnings, profits, revenue, sales or other measure).

“Material Adverse Effect” means any event, change, circumstance, effect or other matter that has a material adverse effect on (a) the business, financial condition or results of operations of the Acquired Companies, taken as a whole, or (b) the ability of the Seller or Purchaser, as the case may be, to consummate timely the transactions contemplated by this Agreement.

“Notes” means any promissory notes issued under the Credit Agreements.

“Payoff Amount” means the amount required to be paid by RadioMex on or before the Closing Date, as set forth in the Payoff Letter, to satisfy and discharge all obligations and liabilities of RadioMex and Seller under the Credit Agreements and the Notes.

“Payoff Letter” means, collectively, two (2) certain letters to be signed by each of RadioMex and Inverlat, setting forth the Payoff Amount for each of the Credit Agreements and pursuant to which

Inverlat (i) acknowledges that upon receipt of the Payoff Amount RadioMex and Seller shall be discharged from all obligations and liabilities under the Credit Agreements and the Notes, (ii) agrees that upon receipt of the Payoff Amount the original Notes shall be delivered to Seller and (iii) specifies the precise account of RadioMex from which Inverlat shall debit the Payoff Amount on the Closing Date.

“Person” means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, or any Governmental Authority.

“Post-Closing Period” means any taxable period or portion of a taxable period that begins after the Closing Date.

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Seller Leases” means any and all lease agreements or other occupancy contracts for the use and possession of office space, retail space or other real property between Seller or any of its Affiliates and any of the Acquired Companies.

“Shares” means, collectively, the RadioMex Shares, the Logistic Shares and the Retail Shares.

“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries.

“Tax” means (a) any federal, state, local, foreign or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental, capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (c) any Liability for the Taxes of another Person.

“UBS Letter Agreement” means a letter signed by UBS Securities LLC, TICORP and Seller on April 2, 2008.

Section 1.2     Additional Defined Terms.  For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement, without prejudice to other defined terms elsewhere in this Agreement:

Defined Term
Acquired Companies	Preamble
Acquired Companies Tax Payments	9.2(b)

Adjustment Notice	2.5
Agreement	Preamble
Asset Tax Law	9.2(b)
Antitrust Laws	5.2(b)
Claim Notice	8.3(a)
Closing	2.3
Closing Date	2.3
Governmental Antitrust Authority	5.2(a)
Indemnified Party	8.3(a)
Indemnifying Party	8.3(a)
LISR	9.2(b)
November Payment	9.2(b)
Purchase Price	2.2
Purchaser	Preamble
Purchaser Indemnified Parties	8.1
Resigning Individuals	2.4(a)(v)
Seller	Preamble
Seller Indemnified Parties	8.2
Tax Laws	9.2(b)

Section 1.3     Construction.  Any reference in this Agreement to an “Article,” “Section,” or “Schedule” refers to the corresponding Article, Section or Schedule of or to this Agreement, unless the context indicates otherwise.  The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement.  All words used in this Agreement are to be construed to be of such gender or number as the circumstances require.  The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.  Where this Agreement states that a party “shall”, “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement.  Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time.  Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

ARTICLE 2
THE TRANSACTION

Section 2.1     Sale and Purchase of the Shares.  In accordance with the provisions of this Agreement, at the Closing, the Seller will sell and transfer to the Purchaser, and the Purchaser will purchase and acquire from the Seller, all of the Shares, as follows:

(i) 982,560 of the RadioMex Shares shall be transferred to TICORP and 20,052 of the RadioMex Shares shall be transferred to ITC;

(ii) 738 of the Logistic Shares shall be transferred to ITC and 15 of the Logistic Shares shall be transferred to TICORP; and

(iii) 738 of the Retail Shares shall be transferred to ITC and 15 of the Retail Shares shall be transferred to TICORP;

Section 2.2     Purchase Price.  Subject to Section 2.6 hereof, the purchase price for the Shares (the “Purchase Price”) is Five Hundred Sixty-Three Million Two Hundred Eighty-Seven Thousand Five Hundred and 00/100 Mexican Pesos (MXP$563,287,500.00).

Section 2.3     Closing.   The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Grupo Gigante, S.A.B. de C.V., Avenida Ejército Nacional 769A, México, D.F., México, at 10:00 a.m., local time, on December 15, 2008 (the “Closing Date”).

Section 2.4     Closing Deliveries.

(a) At the Closing, the Seller will deliver or cause to be delivered to the Purchaser:

(i) certified copies of powers of attorney for the duly authorized signatory of Seller authorizing the sale of the Shares as contemplated hereby;

(ii) four original execution counterparts of this Agreement;

(iii) certificates representing the Shares duly endorsed in favor of each of TICORP and ITC in the manner set forth in Section 2.1;

(iv) a certificate, dated as of the Closing Date, executed by the Seller confirming the satisfaction of the conditions specified in Sections 6.1(a) and 6.1(b);

(v) resignations effective as of the Closing Date of each Person set forth on Schedule 2.4(a)(v) (the “Resigning Individuals”) from all positions held by such Resigning Individuals with the Acquired Companies;

(vi) for each Acquired Company:

(A) the original incorporation instruments (articles of incorporation and bylaws) including registration data from the Public Registry;

(B) notarial instruments of any amendment to the corporate bylaws, including registration data from the Public Registry in connection therewith;

(C) notarial instruments containing powers of attorney granted, including registration data from the Public Registry in connection therewith;

(D) notarial instruments containing formalization of minutes of shareholders’ meetings, including registration data from the Public Registry in connection therewith;

(E) the federal taxpayers registration data (Cédula de RFC);

(F) the initial recording with the National Registry of Foreign Investments and any other reports filed before said registry; and

(G) the corporate books (including the partners and board meeting minutes book, partners registry book and capital variations registry book);

(vii) a letter executed by the Seller confirming that it has obtained all necessary Governmental Approvals if any required by it in connection with the sale contemplated by this Agreement, other than the clearance of the Mexican Federal Competition Commission (“CFC”)

which has been applied to by Purchaser, and attaching copies of any said Governmental Approvals; and

(viii) such other documents, instruments and agreements as the Purchaser reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.

(b) At the Closing, the Purchaser will deliver or cause to be delivered to the Seller:

(i) A notarized and apostilled board resolution setting forth the authority of each of TICORP’s and ITC’s authorized signatory having sufficient authority to execute this Agreement;

(ii) four original counterparts of this Agreement signed on behalf of TICORP and ITC;

(iii) the Purchase Price by wire transfer of immediately and freely available funds in Mexican pesos to the account specified by the Seller no later than the Closing Date;

(iv) a copy of the Payoff Letter signed on behalf of the parties thereto;

(v) a certificate, dated as of the Closing Date, executed by the Purchaser confirming the satisfaction of the conditions specified in Sections 6.2(a) and 6.2(b);

(vi) a letter executed by the Purchaser confirming receipt of each document delivered to it pursuant to Section 2.4(a)(vi);

(vii) a letter executed by the Purchaser confirming that it has obtained all necessary Governmental Approvals required by it in connection with the purchase contemplated by this Agreement, including the clearance of the CFC and attaching evidence of such Governmental Approvals satisfactory to Seller;

(viii) a copy of the minutes of each of the Acquired Companies accepting the resignation of the Resigning Individuals and revoking any powers of attorney granted to the Resigning Individuals or to any other Person employed by or affiliated with the Seller to which a power of attorney to act on behalf of the Acquired Companies has been granted; and releasing each such persons from liability in the legal performance of their office or duties; and

(ix) such other documents, instruments and agreements as the Seller reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.

Section 2.5     Inter-Company Account Agreements.  Notwithstanding anything to the contrary set forth in Section 10.16(b), if it is determined by Purchaser or Seller at any time during the ninety (90)-day period following the Closing Date that any amount is owed by one party to the other party under any Inter-Company Account Agreement, the party claiming such amount may deliver notice to the other party setting forth in reasonable detail the basis for each such claim (an “Adjustment Notice”).  Following the delivery of an Adjustment Notice, the Purchaser and the Seller will attempt in good faith, for a period of thirty (30) Business Days, to reach a mutual agreement with respect to whether such amount is, in fact, owed and the manner of calculating of such amount.  Should Purchaser and Seller fail to reach an agreement with respect to such payment or the amount thereof during such (30)-Business Day period, the matter shall be resolved in accordance with Section 10.13 hereof.

ARTICLE 3
         REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser as follows:

Section 3.1     Organization.  The Seller is a corporation duly organized and validly existing under the Laws of the United Mexican States as a sociedad anónima bursátil de capital variable.

Section 3.2     Authority and Enforceability.  The Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Seller have been duly authorized by all necessary action on the part of the Seller.  The Seller has duly and validly executed and delivered this Agreement.  Assuming the due authorization, execution and delivery of this Agreement by TICORP and ITC, this Agreement constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to (a) Laws of general application relating to concurso mercantil, quiebra, bankruptcy, insolvency and the relief of debtors and (b) Laws governing specific performance, injunctive relief and other equitable remedies.

Section 3.3     No Conflict.  Except in any case that would not have a Material Adverse Effect, the execution, delivery and performance of this Agreement by the Seller of the transactions contemplated by this Agreement, will not (a) conflict with or violate the Seller’s estatutos sociales, (b) result in a breach or default under, or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any material Contract to which Seller is a party (other than the Credit Agreements), (c) violate any Law or Judgment applicable to the Seller or (d) require the Seller to obtain any Governmental Authorization or make any filing with any Governmental Authority.

Section 3.4     Ownership.  The Seller is the sole record holder and beneficial owner of all of the Shares, free and clear of all Encumbrances.  Upon payment in full of the Purchase Price and the endorsement of the Shares as contemplated herein, good and valid title to the Shares will pass to TICORP and ITC, as provided herein, free and clear of any Encumbrances, and with no restrictions on the voting rights or other incidents of record and beneficial ownership of such Shares.  All of the Shares are duly authorized, validly issued, fully paid and nonassessable.  There are no Contracts to which either the Seller is a party or bound with respect to the voting (including voting trusts or proxies) of the Shares.  To Seller’s knowledge, other than the Shares, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Acquired Companies are a party or which are binding upon the Acquired Companies providing for the issuance or redemption of any shares of any of the Acquired Companies’ capital stock.  Other than the Shares, Seller does not own shares, options, warrants, rights, agreements or commitments to acquire shares in any of the Acquired Companies.  To the Knowledge of the Seller, other than the Shares and any shares owned by Purchaser or its Affiliates, there are no outstanding or issued shares in any of the Acquired Companies.

Section 3.5     Seller Leases.  To the Knowledge of Seller: (i) the Seller Leases are valid and in full force and effect; (ii) there exists no breach or default under the Seller Leases and no facts or circumstances exist (including the consummation of the transactions contemplated hereby) that would, but for the delivery of notice and/or the lapse of any applicable period of grace, constitute a breach or default under any Seller Lease; (iii) the Seller Leases have not been modified since their inception, except for amendments related to rented areas and rental payments; and (iv) the Seller Leases shall continue immediately after the Closing in accordance with their respective terms and conditions.

Section 3.6     Legal Proceedings.  There is no Proceeding pending or, to the Seller’s Knowledge, threatened against the Seller that questions or challenges the validity of this Agreement or the ability of the Seller to consummate any of the transactions contemplated by this Agreement.

Section 3.7     Brokers Fees.  The Seller has no Liability to pay any fees or commissions to any broker, finder or agent in connection with any of the transactions contemplated by this Agreement, except for the fees payable by Seller under the UBS Letter Agreement.

Section 3.8     Material Contracts.  Other than the Seller Leases, the Credit Agreements and the Inter-Company Account Agreements, to Seller’s Knowledge Seller is not a party to any Contract that is material to the operation of any Acquired Companies.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF TICORP AND ITC

Each of TICORP and ITC represents and warrants to the Seller as follows:

Section 4.1     Organization and Good Standing.  TICORP is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada, and has all requisite corporate power and authority to conduct its business as it is presently conducted.  ITC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas, and has all requisite corporate power and authority to conduct its business as it is presently conducted.

Section 4.2     Authority and Enforceability.  Each of TICORP and ITC has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of TICORP and ITC.  Each of TICORP and ITC has duly and validly executed and delivered this Agreement.  Assuming the due authorization, execution and delivery of this Agreement by the Seller, this Agreement constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) Laws governing specific performance, injunctive relief and other equitable remedies.

Section 4.3     No Conflict.  Except for the requirements of any Antitrust Law of jurisdictions outside the United Mexican States (if and to the extent such Laws may apply), and except in any case that would not have a Material Adverse Effect, TICORP’s and ITC’s execution, delivery and performance of this Agreement and the consummation by TICORP and ITC of the transactions contemplated by this Agreement, do not (a) conflict with or violate TICORP’s or ITC’s certificate of incorporation, bylaws or other organizational documents, (b) result in a breach or default under or create in any Person the right terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Contract to which TICORP or ITC is a party or by which TICORP or ITC is bound, in any case with or without due notice or lapse of time or both, (c) result in the imposition of any lien or other encumbrance on any of the assets of TICORP or ITC, (d) violate any Law or Judgment applicable to TICORP or ITC or (e) require TICORP or ITC to obtain any Governmental Authorization or make any filing with any Governmental Authority.

Section 4.4     Legal Proceedings.  There is no Proceeding pending or, to TICORP’s or ITC’s Knowledge, threatened against TICORP or ITC that questions or challenges the validity of this Agreement or that may prevent, delay, make illegal or otherwise interfere with the ability of TICORP or ITC to consummate any of the transactions contemplated by this Agreement.

Section 4.5     Brokers Fees.  Neither TICORP nor ITC nor any Person acting on their respective behalf has incurred any Liability to pay any fees or commissions to any broker, finder or agent in connection with any of the transactions contemplated by this Agreement, except for the fees payable by TICORP under the UBS Letter Agreement.

Section 4.6     Consents.  No Governmental Authorization is required to be obtained by TICORP or ITC to carry out the transactions contemplated herein, except the clearance of the CFC, which Purchaser has requested and is diligently pursuing.

ARTICLE 5
COVENANTS

Section 5.1     Operation of the Businesses of the Acquired Companies.

Until the Closing, the parties will cause the Acquired Companies to conduct their business in the ordinary course of business in all material respects and use their commercially reasonable efforts to keep available the services of their employees and to preserve their relationships with their customers and others doing business with them.

Section 5.2     Consents and Filings; Reasonable Efforts.

(a) Subject to the terms and conditions provided in this Section 5.2, each of the Seller and Purchaser will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including to: (i) obtain all necessary waivers, consents and approvals from other parties to material Contracts to which they may be parties; (ii) obtain all Governmental Authorizations that are required to be obtained under any Law; (iii) lift or rescind any injunction, restraining order or other Judgment adversely affecting the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement; (iv) effect all necessary registrations and filings including filings and submissions of information requested or required by any Governmental Authority, including any national antitrust authorities with mandatory pre-sale filing requirements that are deemed by the Seller and the Purchaser, after consulting with one another, to be applicable to the transactions contemplated by this Agreement (“Governmental Antitrust Authority”); and (v) fulfill all conditions to this Agreement.  The Seller and Purchaser further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other Judgment or Law that would adversely affect the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement, to use commercially reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

(b) The Seller and the Purchaser will keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the requisite Governmental Authorizations, including: (i) cooperating with the other party in connection with filings under any antitrust, competition or trade regulatory Laws (“Antitrust Laws”), including, with respect to the party making a filing, (A) providing copies of all such documents to the non-filing party and its advisors prior to filing (other than documents containing confidential business information that will be shared only with outside legal counsel to the non-filing party) and (B) if requested, accepting all reasonable additions, deletions or changes suggested in connection with any such filing; (ii) furnishing to each other all information required for any application or other filing to be made pursuant to any Antitrust Laws in connection with the transactions contemplated by this Agreement; (iii) promptly notifying the other of, and if in writing furnishing the other with copies of, any communications from or with any Governmental Antitrust Authority with respect to the transactions contemplated by this Agreement; (iv) permitting the other party to review in advance and considering in good faith the views of one another in connection with any proposed communication with any Governmental Antitrust Authority in connection with Proceedings under or relating to any Antitrust Laws; (v) not agreeing to participate in any meeting or discussion with any Governmental Antitrust Authority in connection with Proceedings under or relating to any Antitrust Laws unless it consults with the other party in advance, and, to the extent permitted by such Governmental Antitrust Authority, gives the other party the opportunity to attend and participate in such meetings or discussions; and (vi) consulting and cooperating with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either party to this Agreement in connection with Proceedings under or relating to any Antitrust Laws.  If either party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Antitrust Authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as practicable and after consultation with the other party, an appropriate response in compliance with such request.  The Purchaser will advise the Seller promptly in respect of any understandings, undertakings or agreements (oral or written) which the Purchaser proposes to make or enter into with any Governmental Antitrust Authority in connection with the transactions contemplated by this Agreement.

Section 5.3     Confidentiality.

(a) From and until the end of the twenty-four (24) month period after the date hereof, Seller will, and will cause each of its Affiliates and its and their respective directors, officers, stockholders, employees, agents, consultants and other advisors and representatives (its “Restricted Persons”) to, maintain the confidentiality of, and not use for their own benefit or the benefit of any other Person, the Confidential Information.

(b) Except as contemplated by Section 5.4, neither the Purchaser nor the Seller will, and the Purchaser and Seller will cause each of their respective Restricted Persons not to, disclose to any Person any information with respect to the legal, financial or other terms or conditions of this Agreement or any of the transactions contemplated hereby or thereby.  The foregoing does not restrict the right of any party to disclose such information (i) to its respective Restricted Persons to the extent reasonably required by such party to facilitate the negotiation, execution, delivery or performance of this Agreement, (ii) to any Governmental Authority or arbitrator to the extent reasonably required in connection with any Proceeding relating to the enforcement of Agreement, (iii) as permitted in accordance with Section 5.3(c) or (d) as required by applicable Law or regulation.  Each party will advise its respective Restricted Persons with respect to the confidentiality obligations under this Section 5.3(b) and will be responsible for any breach or violation of such obligations by its Restricted Persons.

(c) If a party or any of its respective Restricted Persons become legally compelled to make any disclosure that is prohibited or otherwise restricted by this Agreement, then such party will to the extent possible (i) give the other party immediate written notice of such requirement, (ii) consult with and assist the other party in obtaining an injunction or other appropriate remedy to prevent such disclosure and (iii) use its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to any information so disclosed.  Subject to the previous sentence, the disclosing party or such Restricted Persons may make only such disclosure that, in the opinion of its counsel, it is legally compelled or otherwise required to make to avoid standing liable under applicable Law or regulation.

(d) To the extent that Seller has not done so prior to the Closing, Seller will, immediately following the Closing, surrender to the Purchaser all notes, data, manuals, documents, records, data bases, programs, blueprints, memoranda, specifications, customer lists, financial reports and all other tangible embodiments of Confidential Information in Seller’s possession (excluding such materials that are, on the Closing Date, located in the offices of the Acquired Companies), it being expressly understood that all these writings, tangible embodiments and other things are the exclusive property of the Purchaser; provided, however, that, subject to its obligations under Section 5.3(a) above, Seller will be entitled to keep a copy of each of the aforesaid for archive purposes.

Section 5.4     Public Announcements.  Prior to the Closing, each party agrees not to issue any press release or make any other public announcement relating to this Agreement without the prior written approval of the other party, except that each of the Seller and the Purchaser reserves the right, without the other party’s prior consent, to make any public disclosure it believes in good faith is required by applicable securities Laws or securities listing standards (in which case the disclosing party agrees to use commercially reasonable efforts to advise the other party prior to making the disclosure).

Section 5.5     Non-Solicitation of Employees.  Seller and its Affiliates will not directly or indirectly employ or seek to employ any person who is employed by the Acquired Companies as of the Closing Date nor induce any such person to leave said employment for nine (9) months after the Closing Date without the Purchaser’s prior written consent.  The parties acknowledge and understand that Mr. Evaristo Suárez, a former employee of a Subsidiary of Seller and now in the employment of Retail has an option to return to the employment of such Subsidiary at any time pursuant to an agreement among Mr. Suárez, Retail and such Subsidiary.

Section 5.6     Banking Matters.  To the extent that any employee of Seller or its Affiliates have signing privileges on any bank account in the name of the Acquired Companies, Seller covenants and agrees that such privileges shall not be exercised from and after the Closing Date without the prior written consent or request of Purchaser.

Section 5.7     Further Actions; Transition Services.

(a) Subject to the other express provisions of this Agreement, upon the written request of any party to this Agreement, the other parties will execute and deliver such other documents, instruments and agreements as the requesting party may reasonably require for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

(b) As partial consideration for Purchaser’s payment of the Purchase Price, and at no additional charge to Purchaser (except for pass-through third-party costs that are incurred by Seller, or its Affiliates), Seller or its Subsidiaries shall perform or cause to be performed for a period of 90 days following the Closing Date such support and coordination activities for the Acquired Companies consistent with the manner in which Seller and its Subsidiaries performed such activities while Seller was a shareholder of the Acquired Companies as may be reasonably requested by Purchaser for a transition of Acquired Companies to Purchaser without causing significant interruptions to the operation of the business of the Acquired Companies as the same were conducted while Seller was a shareholder of the Acquired Companies, including, without limitation, (i) the continuation of information technology services during such period until the same can be transferred to the systems owned by the Purchaser, (ii) administrative and support functions, (iii) coordination of vendor and supplier relationships, and (iv) human resource services.

ARTICLE 6
CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

Section 6.1     Conditions to the Obligation of the Purchaser.  The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):

(a) Accuracy of Representations and Warranties.  The representations and warranties of the Seller in Article 3 must be true and correct in all material respects as of the Closing (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all material respects as of such date), except where the failure of such representations and warranties to be so true and correct (without regard for any “material,” “Material Adverse Effect” or similar qualification) would not, individually or in the aggregate, constitute a Material Adverse Effect;

(b) Performance of Covenants.  All of the covenants and obligations that the Seller is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects;

(c) Antitrust Approvals.  All approvals or authorizations required from a Governmental Antitrust Authority with respect to the transaction contemplated by this Agreement have been obtained;

(d) No Action.  There must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of the transactions contemplated by this Agreement or cause the transactions contemplated by this Agreement to be rescinded following consummation;

(e) Transaction Documents.  The Seller must have delivered or caused to be delivered each document that Section 2.4(a) requires it to deliver; and

Section 6.2     Conditions to the Obligation of the Seller.  The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Seller, in whole or in part):

(a) Accuracy of Representations and Warranties.  The representations and warranties of TICORP and ITC in Article 4 must be true and correct in all material respects as of the Closing (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all material respects as of such date) except where the failure of such representations and warranties to be so true and correct (without regard for any “material,” “Material Adverse Effect” or similar qualification) would not, individually or in the aggregate, constitute a Material Adverse Effect;

(b) Performance of Covenants.  All of the covenants and obligations that the Purchaser is required to perform or comply with under this Agreement on or before the Closing Date (other than the covenants and obligations set forth in Section 5.2) must have been duly performed and complied with in all material respects, and all of the covenants that the Purchaser is required to perform or comply with under Section 5.2 must have been duly performed and complied with in all respects;

(c) Antitrust Approvals.  All approvals or authorizations required from a Governmental Antitrust Authority with respect to the transaction contemplated by this Agreement have been obtained;

(d) Payoff of Credit Agreement.  Purchaser shall have delivered, or cause to be delivered, the Payoff Amount to Inverlat in accordance with the Payoff Letter;

(e) No Action.  There must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of the transactions contemplated by this Agreement or cause the transactions contemplated by this Agreement to be rescinded following consummation;

(f) Transaction Documents.  The Purchaser must have delivered or caused to be delivered to the Seller each document that Section 2.4(b) requires it to deliver; and
ARTICLE 7
TERMINATION

Section 7.1     Termination Events.  This Agreement may, by written notice given before or at the Closing, be terminated:

(a) by mutual consent of the Purchaser and the Seller;

(b) by either the Purchaser or the Seller if there has been a breach of any of the other’s representations, warranties or covenants contained in this Agreement, which would result in the failure of a condition set forth in Section 6.1(a) or Section 6.1(b), and which breach has not been cured within 30 days after written notice of the breach has been delivered to the breaching party from the non-breaching party;

(c) subject to Section 7.1(e), by either the Purchaser or the Seller if any Governmental Authority has issued a nonappealable final Judgment or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(c) will not be available to any party whose failure to fulfill any covenant under this Agreement, including the obligations of the Purchaser under Section 5.2, has been the cause of or resulted in the action or event described in this Section 7.1(c) occurring;

(d) by the Purchaser or the Seller if there has been a Material Adverse Effect; or

(e) by either the Purchaser of the Seller if the Closing has not occurred by June 30, 2009.

Section 7.2     Effect of Termination.  If this Agreement is terminated pursuant to Section 7.1, this Agreement and all rights and obligations of the parties under this Agreement automatically will end without Liability against any party or its Affiliates, except that (a) Section 5.3 (Confidentiality), Section 5.4 (Public Announcements), Article 10 (General Provisions) (except for Section 10.12 (Specific Performance)) and this Section 7.2 will remain in full force and survive any termination of this Agreement and (b) if this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 8
INDEMNIFICATION

Section 8.1     Indemnification by the Seller.  If the Closing occurs, and subject to the limitations expressly set forth in Sections 8.4 and 8.5, the Seller will indemnify and hold harmless the Purchaser and its directors, officers, employees, agents, representatives, stockholders and Affiliates (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses (other than Losses with respect to Taxes, for which the provisions of Section 9.1 will govern) incurred by the Purchaser

 Indemnified Parties arising or resulting from (a) any breach of any representation or warranty set forth in Article 3 and (b) any breach of any covenant of the Seller set forth in this Agreement.

Section 8.2     Indemnification by the Purchaser.  If the Closing occurs, and subject to the limitations expressly set forth in Sections 8.4 and 8.5, the Purchaser will indemnify and hold harmless the Seller and its directors, officers, employees, agents, representatives, stockholders and Affiliates (collectively, the “Seller Indemnified Parties”) from and against any and all Losses (other than Losses with respect to Taxes, for which the provisions of Section 9.1 will govern) incurred by the Seller Indemnified Parties arising or resulting from (a) any breach of any representation or warranty set forth in Article 4 and (b) any breach of any covenant of the Purchaser set forth in this Agreement.

Section 8.3     Claim Procedure.

(a) A party that seeks indemnity under this Article 8 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) whether the Losses sought arise from matters solely between the parties or from Third Party Claims described in Section 8.3(b).  The Claim Notice must contain (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party and (iii) a demand for payment of those Losses.

(b) If the Indemnified Party seeks indemnity under this Article 8 in response to a claim or Proceeding by another Person not a party to this Agreement (a “Third Party Claim”), then the Indemnified Party will give a Claim Notice to the Indemnifying Party within such period of time after receiving written notice of such Third Party Claim which would, in accordance with applicable Law, enable the Indemnifying Party an adequate period of time to answer or challenge such Third Party Claim, and in any event upon the earliest of (i) ten (10) Business Days, or (ii) a number of days equal to half of the legal term provided to answer or challenge the Third Party Claim.  The Claim Notice will include (i) the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party, accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and (ii) the assertion of the claim or the notice of the commencement of any Proceeding relating to such Third Party Claim; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability under this Agreement except to the extent such delay or deficiency prejudices or otherwise adversely affects the rights of the Indemnifying Party with respect thereto.

(c) In the event of a Third Party Claim, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, assume at any time control of the defense thereof with counsel reasonably satisfactory to the Indemnified Party by giving to the Indemnified Party written notice of its intention to assume control of the defense of such Third Party Claim; provided, however, that the Indemnified Party may participate in the defense of such Third Party Claim with its own counsel at its own expense.

(d) The Indemnifying Party will not agree to any settlement of, or consent to the entry of any Judgment (other than a Judgment of dismissal on the merits without costs) arising from, any such Third Party Claim without the prior written consent of the Indemnified Party; provided, however, that the consent of the Indemnified Party will not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or any Judgment and such settlement or Judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability.  The Indemnified Party will not agree to any settlement of, or the entry of any Judgment (other than a

 Judgment of dismissal on the merits without costs) arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party.

Section 8.4     Survival.  All representations, warranties and covenants contained in this Agreement will survive the Closing for eighteen (18) months after the Closing Date; provided, however, that any representation, warranty or covenant that is the subject of a claim for indemnification which is asserted pursuant to a Claim Notice given after the Closing Date within the survival period specified in this Section 8.4 will survive until, but only for purposes of, the resolution of such claim.

Section 8.5     Limitations on Liability.

(a) Mitigation.  The Indemnified Party will use its commercially reasonable efforts to mitigate any Losses with respect to which it may be entitled to seek indemnification pursuant to this Agreement.

(b) Subrogation.  If the Indemnified Party is indemnified for any Losses pursuant to this Agreement with respect to any Third Party Claims, then the Indemnifying Party will be subrogated to all rights and remedies of the Indemnified Party against such third party, and the Indemnifying Party will, and will cause each of the Indemnified Parties to, cooperate with and assist the Indemnifying Parties in asserting all such rights and remedies against such third party.

(c) The obligations of the Indemnifying Party under this clause shall be subject to a post-indemnification credit for (i) amounts recoverable by the Indemnified Party or its Affiliates pursuant to any Contract to which any of them is a party that relates to the Claim Notice in question (with the understanding that this clause, of its own accord, will not impose an obligation to pursue a cause of action), (ii) any applicable insurance coverage and (iii) any amounts otherwise recovered from any third party based on any claims that the Indemnified Party or its Affiliates may have obtained against such third parties (with the understanding that this clause, of its own accord, will not impose an obligation to pursue a cause of action), and in any case subject to the following:

(A)           In order to be able to bring a claim for indemnification, other than for ownership-related representations and warranties made by Seller which shall not be subject to any minimum threshold, the total of Losses which may be suffered by the Indemnified Party shall be subject to a minimum threshold in an amount equivalent to MXP$11,500,000.00, that is, the Indemnifying Party shall only be bound to indemnify and hold harmless Indemnified Party if the amount of all claims for Losses exceeds the equivalent of  MXP$$11,500,000.00, but once such threshold is met or exceeded, the amount of all applicable Losses will be subject to indemnification notwithstanding the minimum threshold; provided, however, that there shall be no minimum threshold with respect to any claim for indemnification with respect to matters relating to Purchaser’s title to the Shares as a result of the sale of such Shares as contemplated hereby; and

(B)           Indemnifying Party’s obligation to indemnify and hold harmless Indemnified Party with respect to any Losses shall be limited to an amount equivalent to: (i) with respect to matters relating to Purchaser’s title to the Shares as a result of the sale of such Shares as contemplated hereby, the Purchase Price, or (ii) with respect to any other matters arising hereunder or related hereto, MXP$80,000,000.00.

ARTICLE 9
TAX MATTERS

Section 9.1     Liability and Indemnification for Taxes.

(a) If the Closing occurs, and subject to the limitations expressly set forth in Section 8.5 and the survival periods specified in Section 8.4, and except to the extent any Taxes are reserved or accrued on the balance sheet of the Acquired Companies, the Seller will indemnify the Purchaser Indemnified Parties against 50.0001% of all Losses for Taxes of the Acquired Companies that are attributable to the current fiscal year (but up to the Closing Date) and the 5 full year period previous to the Closing Date.

(b) If the Closing occurs, the Purchaser will indemnify the Seller Indemnified Parties against all Losses for Taxes of the Acquired Companies that are attributable to any Post-Closing Period.

Section 9.2     Tax De-Consolidation.

(a) At the reasonable request of Seller, Purchaser shall use commercially reasonable efforts to cause the Acquired Companies to locate and make available to Seller any and all information in the possession of the Purchaser or the Acquired Companies as may be required by Hacienda in connection with any review or audit conducted by Hacienda relating to the tax consolidation (and deconsolidation) of the Acquired Companies by Seller during the period from and including the fiscal year 1997 to and including the fiscal year 2008, including, without limitation, the tax documents set forth on Schedule 1.1 hereto.  The Purchaser covenants and agrees to use commercially reasonable efforts to cause the Acquired Companies to implement internal policies requiring the Acquired Companies to keep for a period of not less than five (5) full fiscal years commencing on January 1, 2009 all tax information and documents of the Acquired Companies.

(b) Purchaser and Seller acknowledge and agree that the Seller will not include the Acquired Companies in its consolidated group for tax purposes for the 2008 tax year, unless the Closing Date occurs later than December 31, 2008.  As a consequence of the tax deconsolidation of the Acquired Companies, Seller agrees that it will timely comply with any and all obligations imposed on Seller by the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta, or “LISR”) and the Mexican Asset Tax Law (Ley del Impuesto al Activo, or “Asset Tax Law” and together with the LISR the “Tax Laws”) in connection with such tax deconsolidation.  Seller and Purchaser acknowledge and agree that as a result of the tax deconsolidation of the Acquired Companies in the 2008 tax year, the Acquired Companies will be required (and the Purchaser will cause the Acquired Companies) to comply with their respective tax obligations for the 2008 tax year on an individual basis, in the terms provided for in the Tax Laws.  Purchaser agrees to cause the Acquired Companies to make the scheduled estimated LISR payment to Seller for the month of November 2008 in the amount set forth on Schedule 9.2 corresponding to November 2008 (the “November Payment”).  Seller acknowledges that the Acquired Companies have made payments for the months of January 2008 through October 2008 to Seller with respect to certain liabilities of the Acquired Companies under the Tax Laws in the amounts set forth on Schedule 9.2 (together with the November Payment, the “Acquired Companies Tax Payments”).  If, for any reason, an amount equal to the aggregate amount of the Acquired Companies Tax Payments or any portion thereof is not credited by Hacienda to the Acquired Companies’ 2008 tax account, Seller agrees to take such reasonable actions as soon as reasonably practicable as may be necessary to allow the Acquired Companies to realize the benefit of any portion of the Acquired Companies Tax Payments not credited to the 2008 tax account of the Acquired Companies.

(c) In addition, after the tax deconsolidation of the Acquired Companies becomes effective, Seller agrees that it will (i) provide the Acquired Companies the corresponding tax certifications (constancias) certifying the payment of funds to Hacienda for the account of the Acquired Companies and (ii) in the event of excess asset Tax payments under the Asset Tax Law received by Seller from the Acquired Companies within the tax consolidation, reimburse the Acquired Companies for the Mexican asset Tax corresponding to the Acquired Companies from which the Seller has benefited in the tax consolidation of the Acquired Companies, in each case pursuant to the terms and in accordance with the obligations imposed on the Seller under the Tax Laws.  It is the understanding of the parties that the amounts paid to Hacienda or reimbursed to the Acquired Companies pursuant to (i) and (ii) above are estimated to be approximately MXP$5,200,000 but that such amount is an estimate only and the final amount shall be ascertained by the parties in accordance with the Tax Laws.

ARTICLE 10
GENERAL PROVISIONS

Section 10.1     Notices.  All notices and other communications under this Agreement must be in writing and are deemed duly delivered when delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid) in each case to the following addresses or if delivered by facsimile to the facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

If to the Seller:

Grupo Gigante, S.A.B. de C.V.
Ejercito Nacional No. 769-A
11520 Mexico D.F.
Mexico
Facsimile:  +(5255) 5269.8395 and +(5255) 5269.8132
Attn.: Director Legal and Sergio Montero Querejeta

with a copy (which will not constitute notice) to:
Javier Martínez del Campo L.
Bosque de Alisos 47B, Piso 1
Bosques de las Lomas
05120 México, D.F.
Mexico
Facsimile: +(5255) 3000.4040

If to the Purchaser:
Tandy International Corporation
ITC Services, Inc.
300 RadioShack Circle, MS CF4-101
Ft. Worth, TX   76102
Attn.: Bob Donohoo, General Counsel
      Facsimile: (817) 415-6593

with a copy (which will not constitute notice) to:

Michael E. Santa Maria
Baker & McKenzie LLP
      2001 Ross Avenue, Suite 2300
      Dallas, TX   75201
     Facsimile: (214) 965 5910

Section 10.2     Amendment.  This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 10.3     Waiver and Remedies.  The parties may (a) extend the time for performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or (c) waive compliance with any of the covenants or conditions for the benefit of such party contained in this Agreement.  Any such extension or waiver by any party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the extension or waiver is to be effective.  No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant or condition, as the case may be, other than that which is specified in the written extension or waiver.  No failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy.  Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 10.4    Entire Agreement.  This Agreement (including the Schedules hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement; provided, however, that nothing in this Agreement will modify, amend or negate the terms of the JVA, which will be terminated at Closing as provided herein.  Notwithstanding the foregoing, the Confidentiality Agreement will remain in effect in accordance with its terms as modified pursuant to Section 5.3.

Section 10.5    Assignment, Successors and No Third Party Rights.  This Agreement binds and benefits the parties and their respective successors and assigns, except that the Purchaser may not assign any rights under this Agreement without the prior written consent of the Seller.  No party may delegate any performance of its obligations under this Agreement, except that the Purchaser may at any time delegate the performance of its obligations (other than the obligation to pay the Purchase Price) to any Affiliate of the Purchaser so long as the Purchaser remains fully responsible for the performance of the delegated obligation.  Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section 10.5.

Section 10.6    Severability.  If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

Section 10.7    Schedules.  The Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement.

Section 10.8    Interpretation.  In the negotiation of this Agreement, each party has received advice from its own attorney.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

Section 10.9    Expenses.  Except as otherwise expressly provided in this Agreement, each party will pay its own direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.

Section 10.10     Governing Law.  Unless any Schedule specifies a different choice of law, the laws of the United Mexican States (without giving effect to any choice or conflict of law provision or rule (whether of the United Mexican States or any other jurisdiction) that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and its Schedules and the transactions contemplated by this Agreement, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto.

Section 10.11     Limitation on Liability.  Notwithstanding any other provision of this Agreement to the contrary, in no event will any party or any of its Affiliates be liable for any special, incidental, indirect, exemplary, punitive or consequential damages (including lost profits, loss of revenue or lost sales) in connection with any claims, losses, damages or injuries arising out of the conduct of such party pursuant to this Agreement regardless of whether the nonperforming party was advised of the possibility of such damages or not.

Section 10.12     Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Purchaser or Seller in accordance with their specific terms or were otherwise breached by the Purchaser or Seller.  The parties accordingly agree that, prior to the termination of this Agreement pursuant to Section 7.1, the Seller or Purchaser shall be entitled to injunctive relief to prevent breaches of this Agreement by the other party and otherwise to enforce specifically the provisions of this Agreement against the other party. Each party expressly waives any requirement that the other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

Section 10.13     Dispute Resolution.

(a) Subject to Section 10.12 above, in the event of a dispute between the Purchaser and the Seller arising out of or relating to this Agreement or the performance of any obligations under this Agreement, Seller and Purchaser agree to attempt, in good faith, to resolve such dispute through the escalation procedure set forth below:

(i) Each of Seller and Purchaser shall appoint and identify an representative with respect to such dispute (each a “Party Representative”) within three (3) Business Days after the request by the other party to enter into the dispute resolution procedures described in this Section 10.13.  The Party Representatives shall meet by telephone or in person and attempt to resolve any dispute.

(ii) If the Party Representatives are unable to resolve the dispute within five (5) Business Days, or such longer period of time as agreed by the Party Representatives, the Party Representatives shall provide a written summary of the disputed issues to the CEO for each party.  The CEO’s for each party shall then meet by telephone or in person and attempt to resolve such dispute.

(iii) If the CEO’s for each party are unable to resolve the dispute within ten (10) Business Days or within such additional time as agreed by the CEO’s, then either party may submit the dispute to non-binding commercial mediation for resolution.  The person or firm conducting the mediation shall be (a) mutually agreed upon by the parties and (b) a neutral person or firm having no past or current employment, contractual or attorney/client relationship with

Purchaser or Seller; provided, however, that if the Purchaser and Seller are unable to agree upon the person or firm to conduct the mediation, then either Purchaser or Seller may thereafter take any actions available to it under this Agreement at law or in equity.

(iv) From the date of any required written notice until expiration of the negotiation period as prescribed in subsections (ii) and (iii), any statute of limitations applicable to the alleged dispute, claim, or cause of action described in such notice shall be tolled.  No admission, statement, or document by either party made as part of an attempt in good faith to negotiate may be used in any fashion in any arbitration or subsequent legal proceeding.  Any such admission, statement, or document made by either party shall be deemed confidential and made pursuant to any applicable settlement privilege.  The making of any such admission, statement, or document shall not, however, preclude the admission of any evidence that would otherwise be admissible in an arbitration or other legal proceeding.

(v) All discussions and communications between the Purchaser and Seller or their agents or attorneys pursuant to the foregoing provisions, or between a third party and a Purchaser or Seller or their respective agents or attorneys in connection therewith, or by and among employees, agents or attorneys of a Purchaser or Seller in connection therewith, shall be deemed settlement negotiations, held strictly confidential and shall be inadmissible in all proceedings relating to this Agreement.

(b) Subject to Section 10.12 above, any dispute deriving from this Agreement that is not resolved pursuant to 10.13(a) shall be decided through arbitration in accordance with the arbitration rules of the International Chamber of Commerce Commission, with participation from three arbitrators who Purchaser and Seller select by mutual agreement or who are named pursuant to such rules.  The place for arbitration shall be New York, New York unless the Purchaser and Seller otherwise mutually agree.  The proceedings will be carried out in English, on the understanding that the translation required will be done from or to Spanish.  The arbitrators must hold the arbitration hearing no later than three months after the first petition filed by either of Purchaser or Seller.  The arbitrators shall not have power or authority to change or alter the express conditions or stipulations of this Agreement.  The award may be homologated before any competent court.  The Purchaser and Seller agree that the arbitration award shall be final and binding, and shall not be subject to appeal or any other applicable recourse, which the Purchaser and Seller hereby expressly waive.  Purchaser and Seller shall pay their own costs and expenses, except cost and expenses for the arbitrators, which shall be divided into equal parts.

Section 10.14     No Joint Venture.  Nothing in this Agreement creates a joint venture or partnership between the parties.  This Agreement does not authorize any party (a) to bind or commit, or to act as an agent, employee or legal representative of, another party, except as may be specifically set forth in other provisions of this Agreement, or (b) to have the power to control the activities and operations of another party.  The parties are independent contractors with respect to each other under this Agreement.  Each party agrees not to hold itself out as having any authority or relationship contrary to this Section 10.14.

Section 10.15     Counterparts.  The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement.  This Agreement is effective upon delivery of one executed counterpart from each party to the other parties.  The signatures of all parties need not appear on the same counterpart.  The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.

Section 10.16     Termination of Certain Agreements.

(a) Effective immediately upon Closing of the transaction contemplated hereby, the JVA and all rights and obligations of TICORP and Seller thereunder will terminate, without liability to any party, and will be of no further force or effect.

(b) Effective immediately upon Closing of the transaction contemplated hereby and the payoff of any amounts owing pursuant to Section 2.5 hereof, the Inter-Company Account Agreements and all rights and obligations of the Acquired Companies and Seller or its Affiliates thereunder will terminate, without liability to any party, and will be of no further force or effect.

[Signature page follows.]

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

TANDY INTERNATIONAL CORPORATION By: /s/ Martin Moad Martin Moad Vice President
ITC SERVICES, INC By: /s/ Martin Moad Martin Moad Vice President

GRUPO GIGANTE, S.A.B. DE C.V.
By:  /s/   Sergio Montero Querejeta
              Sergio Montero Querejeta
              Attorney-in-Fact

By:  /s/   Federico Bernaldo de Quiros Gonzalez-Pacheco
              Federico Bernaldo de Quiros Gonzalez-Pacheco
  Attorney-in-Fact

Stock Purchase Agreement - Signature Page

Schedule 1.1

Tax Documents

Seller may retain copies of the foregoing documents to be used as necessary to enable Seller to comply with applicable Law or in connection with a legal or administrative proceeding

1.	Annual federal tax returns from fiscal year 1997 to date: ISR, IMPAC.

1.	Monthly federal tax returns, provisional or definitive, from fiscal year 1997 to date:
LISR, IMPAC, IETU.

2.	Tax reports submitted on federal taxes, together with their filing letters, for all fiscal years until dissolution.

3.	Records of tax withholding (income tax, tax on cash deposits) that were applied against the income tax for all fiscal years until dissolution.

4.	Stock purchase agreements by which Seller took more than 50% of the shareholding position of the Acquired Companies.

5.	Notices and other documents filed with Hacienda regarding tax consolidation (incorporation or dissolution of the Acquired Companies, for example).

6.	Agreements with the tax authorities related to the Acquired Companies that were consolidated for tax purposes with Seller.

7.	Authorizations or official communications from the tax authorities related to the Acquired Companies that consolidated with Seller.

8.	Original returns where income tax or IMPAC is paid which were the consequence of the dissolution of the Acquired Companies.

9.	Requests for refund and corresponding resolutions submitted relating to LISR and IMPAC, since 1997 to the date of dissolution.

10.	Notices of off-set filed with the tax authorities relating to LISR and IMPAC from 1997 to the date of dissolution.

11.	Antecedents of constitutional relief [amparo] proceeding relating to IMPAC 2007.

Schedule 1.1, page solo

Schedule 2.4(a)(v)

Resigning Individuals

1.	Ángel Losada Moreno
2.	Federico Bernaldo de Quiros Gonzalez-Pacheco
3.	Gonzalo Barrutieta Losada
4.	Sergio Montero Querejeta
5.	Braulio A. Arsuaga Losada
6.	Federico D. Coronado Brosig
7.	Ángel Alverde Losada
8.	Roberto Salvo Horvilleur
9.	Francisco Pérez Lobato
10.	Oscar Francisco Nájar Camejo
11.	Juan Camarillo Amaro
12.	Marco Antonio Castro Cruz
13.	José Francisco Vargas Estrada
14.	Joaquín Ortiz Aja

Schedule 2.4(a)(v), page solo

Schedule 9.2

Acquired Companies Tax Payments

Date	Amount
January 2008	$762,130
February 2008	$459,466
March 2008	$1,329,420
April 2008	$649,625
May 2008	$741,201
June 2008	$734,413
July 2008	$301,419
August 2008	$461,249
September 2008	$292,805
October 2008	$509,189
November 2008	$443,666
TOTAL	MXP$$6,684,583.00

Schedule 9.2, page solo